Exhibit 10.1

Separation and Distribution Agreement

between

PDL BioPharma, Inc.,

a Delaware corporation

and

Facet Biotech Corporation,

a Delaware corporation

Dated as of December 17, 2008

i

Article XI Termination		32
11.1	Termination	32
Article XII Miscellaneous		32
12.1	Governing Law; Jurisdiction	32
12.2	Assignability	32
12.3	Third Party Beneficiaries	33
12.4	Notices	33
12.5	Severability	34
12.6	Expenses	34
12.7	Survival of Covenants	34
12.8	Waivers of Default	34
12.9	Specific Performance	34
12.10	Amendments	34
12.11	Schedules	35
12.12	Construction	35
12.13	Counterparts	35

ii

Separation and Distribution Agreement

This Separation and Distribution Agreement (this “Agreement”), dated as of December 17, 2008, is entered into by and between PDL BioPharma, Inc., a Delaware corporation (“PDL”), and Facet Biotech Corporation, a Delaware corporation (“Facet”) (each a “Party” and collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

Recitals

WHEREAS, the Board of Directors of PDL has determined that it is appropriate, desirable and in the best interests of PDL and its stockholders to separate its two businesses, the PDL Business and the Facet Business, into PDL and Facet respectively, two publicly traded companies, by means of the transfer/assumption of certain assets and liabilities from PDL to Facet, all as more fully described in this Agreement and the Ancillary Agreements (the “Separation”);

WHEREAS, in order to effect the Separation, the Board of Directors of PDL has further determined that it is appropriate, desirable and in the best interests of PDL and its stockholders to distribute to holders of shares of PDL Common Stock, on a pro rata basis, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Facet, all as more fully described in this Agreement and the Ancillary Agreements (such shares, the “Facet Common Stock”, and such distribution, the “Distribution”); and

WHEREAS, the Parties intend in this Agreement to set forth the principal corporate arrangements between the Parties with respect to the Separation and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, PDL and Facet mutually covenant and agree as follows:

Article I

Definitions

1.1                                 “Action” shall mean any demand, action, cause of action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental entity or any arbitration or mediation tribunal.

1.2                                 “Affiliate” of a Person shall mean any firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control (provided that such common control is not by a natural person) with such specified Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided that if control is deemed solely on the basis of ownership of voting securities or other interests, such ownership must be in excess of twenty percent (20%) of the then-outstanding shares of common stock or the combined voting power of such Person.  For the sake of clarity, neither Facet nor any of its subsidiaries shall be considered Affiliates of PDL and its subsidiaries under this Agreement and vice versa.

1.3                                 “Agent” shall have the meaning set forth in Section 3.1(a).

1.4                                 “Ancillary Agreements” shall mean all of the contracts, obligations, indentures, agreements, leases, purchase orders, commitments, permits, licenses, notes, bonds, mortgages, arrangements or undertakings (whether written or oral and whether express or implied) that are legally binding on either Party or any part of its property under applicable Law entered into in connection with the transactions contemplated hereby, including the documents listed on Attachment 1.4, to be delivered by Facet and PDL in connection with the Separation.

1.5                                 “Clinical Trial” shall mean a pre-clinical or clinical trial related to the Products.

1.6                                 “Clinical Trial Materials” shall mean the Products and the placebo for each of these Products for use in Clinical Trials, whether in bulk, formulated or finished form and whether in existence at the Effective Time.

1.7                                 “Clinical Trial Study Reports” shall mean all reports or summaries of all data, records and documents resulting from the Clinical Trials.

1.8                                 “Combined Books and Records” shall have the meaning set forth in Section 8.1(b).

1.9                                 “Consents” shall mean any and all consents, waivers or approvals from, or notification requirements to, any Third Parties, including those set forth on Attachment 1.9.

1.10                           “Contract” shall mean any contract, obligation, indenture, agreement, lease, purchase order, commitment, permit, license, note, bond, mortgage, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under applicable Law, but excluding this Agreement and any Ancillary Agreement save as otherwise expressly provided in this Agreement or any Ancillary Agreement.

1.11                           “Convertible Debt” shall mean the (i) 2.75% Convertible Subordinated Notes due 2023 issued by PDL, and (ii) 2.00% Convertible Senior Notes due February 15, 2012 issued by PDL.

1.12                           “Distribution” shall have the meaning set forth in the recitals hereto.

1.13                           “Distribution Date” shall mean the date on which the Distribution to the stockholders of PDL is effective, which is December 18, 2008.

1.14                           “Effective Time” shall mean 11:59 p.m. Eastern Standard Time on the day immediately preceding the Distribution Date.

1.15                           “Environmental Laws” shall mean any environmental laws, rules and regulations of any jurisdiction.

1.16                           “Environmental Liabilities” shall mean any Liabilities relating to Environmental Laws.

1.17                           “Exchange” shall mean the NASDAQ Global Market.

1.18                           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.

1.19                           “Excluded Assets” shall mean all assets solely relating to the PDL Business, including the Excluded Intellectual Property and the Queen Royalties, and any and all Contracts of PDL other than the Assumed Contracts and the Leases, and all of PDL’s rights, title and interest in and to any and all other assets that are expressly contemplated to be retained by PDL by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto).

1.20                           “Excluded Intellectual Property” shall mean (a) the Trademarks listed in Attachment 1.20(a); (b) the patents and patent applications listed in Attachment 1.20(b), and any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and any and all divisionals, continuations and continuations-in-part, and any patents issuing therefrom, as well as any patent applications related thereto (together, the “Queen et al. Patents”); (c) all U.S. and foreign copyrights and copyrightable subject matter solely related to the PDL Business (but excluding the Facet Copyrights), whether registered or unregistered, published or unpublished, statutory or common law, and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing; and (d) all other Intellectual Property solely related to the PDL Business.

1.21                           “Excluded Liabilities” shall mean (a) any and all Liabilities of PDL and its Affiliates, relating solely to the PDL Business or arising out of or relating to the Excluded Assets, (b) any and all Liabilities of PDL and its Affiliates relating to, arising out of or resulting from PDL’s performance or obligations under any Ancillary Agreement or this Agreement and (c) the Convertible Debt.

1.22                           “Facet Assets” shall mean:

(a)                                  All categories of assets that are reflected as assets of Facet in the unaudited pro forma condensed combined balance sheet of Facet, dated September 30, 2008, included in the Form 10, with the value of such asset as reflected in the Opening Facet Balance Sheet.

(b)                                 All of PDL’s rights, title and interest in and to the patents and patent applications listed in Attachment 1.22(b), and any patents of addition, re-examinations, reissues, extensions, granted supplementary protection certifications, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and any and all divisionals, continuations and continuations-in-part, and any patents issuing therefrom, as well as any patent applications related thereto and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(c)                                  All of PDL’s rights, title and interest in and to the Trademarks listed on Attachment 1.22(c), together with (i) all common law rights to such Trademarks, (ii) the goodwill of the Facet Business symbolized by such Trademarks, (iii) all Actions for, or arising from any infringement, dilution, unfair competition, or other violation, including past infringement, dilution, unfair competition, or other violation, of such Trademarks, and (iii) all rights corresponding thereto throughout the world.

(d)                                 All of PDL’s rights, title and interest in and to the domain names listed in Attachment 1.22(d) and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(e)                                  All U.S. and foreign copyrights and copyrightable subject matter related to the Facet Business, whether registered or unregistered, published or unpublished, statutory or common law, including all related registrations, applications and common law rights, in any labels, product marketing materials or other copyrighted works related to the Facet Business and all Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing (“Facet Copyrights”).

(f)                                    All of PDL’s rights, title and interest in and to all Intellectual Property, including trade secrets, not hereto forth described in the definition of Facet Assets that are reasonably likely to be used in the Facet Business, but excluding the Excluded Intellectual Property.

(g)                                 With respect to the Products, all (i) regulatory filings and approvals, registrations and governmental authorizations, (ii) each NDA, (iii) each IND or equivalent, (iv) all compliance notices, licenses and permits, (v) all applications to the FDA or the comparable foreign law or bodies in effect or pending at the Effective Time, and (vi) all materials and Information relating to the FDA and other Governmental Approvals for the Facet Business, all as set forth on Attachment 1.22(g), and all information contained therein (collectively, the “Registrations”).

(h)                                 All Facet Books and Records.  “Facet Books and Records” shall mean books and records which relate to Facet, the Facet Assets, the Facet Liabilities or the conduct of the Facet Business.

(i)                                     All pre-clinical and clinical data related to the Facet Business and which is contained in PDL’s databases or otherwise in PDL’s possession or control.

(j)                                     All fixed assets of PDL as of the Effective Time except for the PDL Fixed Assets.

(k)                                  All rights and benefits of PDL in existence as of the Effective Time or arising after the Effective Time under the Contracts listed in Attachment 1.22(k) (the “Assumed Contracts”), including any rights to Intellectual Property or Facet Copyrights contained therein.  The Assumed Contracts shall be deemed to include all purchase, work and change orders related thereto.

(l)                                     All of PDL’s rights, title and interest in and to the Clinical Trial Materials.

(m)                               All of PDL’s rights, title and interest in and to the Clinical Trial Study Reports.

(n)                                 Cash and cash equivalents in the amount of Four Hundred Five Million U.S. Dollars ($405,000,000) in the aggregate plus the amount of the Post-Closing Cash, as determined in accordance with Section 2.5.

(o)                                 All of PDL’s rights under the Leases, including the right to possess, use and occupy the Premises and the Subleased Premises (as defined in the Leases), and all of PDL’s rights, title and interest in and to the Lessee Improvements and the Sublessee Improvements (as those terms are defined in the Leases) constructed at 1400 and 1500 Seaport Boulevard.

(p)                                 Any and all interest in the Facet Subsidiaries, including Thirty Seven Thousand (37,000) shares in PDL BioPharma France S.A.S. (One Euro per share), One Thousand (1000) shares in Fremont Management, Inc. (par value $.01 per share) and all of the membership interests in Fremont Holdings, LLC.

(q)                                 Any and all interest in Ophthotech Corporation, including 1,835,000 shares of Series A-1 Preferred Stock ($0.001 par value per share).

(r)                                    Facet Policies.

(s)                                  All of PDL’s rights, title and interest in and to any and all other assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto) to be transferred to Facet.

For the avoidance of doubt and notwithstanding anything to the contrary herein, Facet Assets shall not include (i) any cash or cash equivalents other than as described in clause (n) above, (ii) any net operating losses, net operating loss carry-forwards or other Tax attributes of PDL, whether or not relating to Facet or the Facet Business, or (ii) the Excluded Assets.

1.23                           “Facet Business” shall mean the business of PDL related to the research, development, commercialization and optimization of human therapeutics and technologies related thereto, including the Products, as conducted or proposed to be conducted by PDL prior to or as of the Effective Time.

1.24                           “Facet Employees” shall mean all employees listed on Attachment 1.24.

1.25                           “Facet Liabilities” shall mean:

(a)                                  All categories of Liabilities that are reflected as liabilities of Facet in the unaudited pro forma condensed combined balance sheet of Facet, dated September 30, 2008, included in the Form 10 with the value of such liabilities as reflected in the Opening Facet Balance Sheet.

(b)                                 All Liabilities under the Assumed Contracts.

(c)                                  All Liabilities under the Leases.

(d)                                 All Liabilities under the Registrations arising after the Effective Time.

(e)                                  All other Liabilities (other than Excluded Liabilities) arising out of the conduct of PDL’s business prior to the Effective Time, other than liabilities solely related to the PDL Business, including Liabilities arising out of the conduct of the Facet Business or arising out of or related to the Facet Assets.

(f)                                    Any and all Environmental Liabilities.

(g)                                 Any and all Liabilities expressly set forth on Attachment 1.25(g).

(h)                                 The Selected Liabilities, as described in Section 2.5.

(i)                                     Any and all other Liabilities of Facet relating to, arising out of or resulting from Facet’s performance or obligations under any Ancillary Agreement or this Agreement.

(j)                                     any and all other Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Attachments and Schedules hereto or thereto) to be transferred to and assumed by Facet.

For the avoidance of doubt, Facet Liabilities shall not include the Excluded Liabilities.

1.26                           “Facet Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of PDL or its Subsidiaries, which relate solely to the Facet Business and are assignable to Facet, as listed on Attachment 1.26.

1.27                           “Facet Subsidiaries” shall mean PDL BioPharma France S.A.S., Fremont Management, Inc. and Fremont Holdings, LLC.

1.28                           “Form 10” shall mean the registration statement on Form 10 filed by Facet with the SEC relating to the Facet Common Stock, as amended from time to time.

1.29                           “Former Facet Employee” shall mean, as of the Effective Time, any individual who, before the Effective Time, terminated employment with PDL or its predecessors and whose principal services to PDL were related to the Facet Business.

1.30                           “Former PDL Employee” shall mean, as of the Effective Time, any individual who, before the Effective Time, terminated employment with PDL or its predecessors and is not listed on Attachment 1.24 to this Agreement, other than any Former Facet Employee.

1.31                           “Governmental Approvals” shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

1.32                           “Governmental Entity” shall mean any federal, state, local, foreign or international court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental entity.

1.33                           “IND” shall mean an investigational new drug application, including any amendments and supplements thereto, and all reports, correspondence and other submissions related thereto.

1.34                           “Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

1.35                           “Indemnitee” shall have the meaning set forth in Section 5.4(a).

1.36                           “Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

1.37                           “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

1.38                           “Insurance Proceeds” shall mean those monies (a) received by an insured from an unaffiliated Third Party insurer under any PDL Pre-Distribution Policy, or (b) paid by such Third Party insurer on behalf of an insured under any PDL Pre-Distribution Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

1.39                           “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) Trademarks and all goodwill associated therewith, (c) rights of publicity, (d) moral rights and rights of attribution and integrity, (g) rights in Software, (h) trade secrets and all other confidential and proprietary information, know-how, inventions, improvements, processes, formulae, models and methodologies, (i) rights to domain names, (j) rights to personal information, (k) telephone numbers and internet protocol addresses, (l) applications and registrations for the foregoing, and (m) Actions against past, present, and future infringement, misappropriation, or other violation of the foregoing.

1.40         “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

1.41         “Leases” shall mean (a) that certain Sublease, effective July 6, 2006, between Openwave Systems Inc. and PDL, (b) that certain Triple Net Lease, effective July 6, 2006, between Pacific Shores Investors, LLC and PDL (regarding 1400 Seaport Boulevard) and (c) that certain Triple Net Lease, effective July 6, 2006, between the Pacific Shores Investors, LLC and PDL (regarding 1500 Seaport Boulevard).

1.42         “Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

1.43         “NDA” shall mean a new drug application, including any amendments or supplements thereto, and all reports, correspondence and other submissions related thereto.

1.44         “Opening Facet Balance Sheet” shall mean the combined balance sheet of Facet, dated as of the Distribution Date, prepared on the same basis as the unaudited pro forma condensed combined balance sheet, dated September 30, 2008, included in the Form 10.

1.45         “Party” shall have the meaning set forth in the preamble hereof.

1.46         “PDL Business” shall mean the antibody humanization patent royalty business of PDL, other than the Facet Business, as conducted or proposed to be conducted by PDL prior to or as of the Effective Time.  For the avoidance of doubt, the PDL Business includes the operation of the antibody humanization royalty assets business, including the Queen Royalties, Queen et al. Patents, and other assets, Contracts and Liabilities related thereto.

1.47         “PDL Common Stock” shall mean the Common Stock, $0.01 par value per share, of PDL.

1.48         “PDL Consolidated Balance Sheet” shall have the meaning set forth in Section 2.5(a).

1.49         “PDL Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, on the Distribution Date, is employed or will be employed by PDL.

1.50         “PDL Fixed Assets” shall mean the fixed assets listed on Attachment 1.50 and such other fixed assets of Facet with an aggregate value of no more than $100,000 that the parties may determine within four (4) months after the Effective Time are reasonably required by PDL for the PDL Business.

1.51         “PDL General Liability Policies” shall mean all PDL Pre-Distribution Policies that respond to claims on an occurrence basis.

1.52         “PDL Policies” shall mean all PDL Pre-Distribution Policies that respond to claims on a claims-made basis.

1.53         “PDL Pre-Distribution Policies” shall mean all Policies, other than the Facet Policies and including the PDL General Liability Policies and the PDL Policies, entered prior to or as of the Effective Time, which are between or among PDL and one or more Third Parties, that benefit either or both the PDL Business and the Facet Business.

1.54         “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

1.55         “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

1.56         “Post-Closing Cash” shall have the meaning set forth in Section 2.5(d).

1.57         “Products” shall mean, individually and collectively, the human therapeutics (a) under development, regardless of the state of development, by PDL, including daclizumab, elotuzumab (HuLuc63), PDL192, volociximab (M200), visilizumab (Nuvion), fontilizumab (HuZAF), PDL41 and PDL252 and (b) outlicensed by PDL to a Third Party, including Liv-1, PR-1, IL-12 (fully human) and HuM195.

1.58         “Queen Royalties” shall mean any and all receivables or cash received pursuant to Contracts, other than any Assumed Contract, pursuant to which PDL licensed to a Third Party rights to practice the Queen et al. Patents.  For the sake of clarity, the Parties agree that: (i) certain of the Assumed Contracts that involve collaborative development of Products provide for a license to Third Parties of rights to practice the Queen et al. Patents; (ii) no receivable or cash received under any such Assumed Contract shall be deemed a Queen Royalty and (iii) to the extent that a license to the Queen et al. Patents may be necessary for such development, Facet and PDL have entered or shall enter into separate agreements covering any royalty payments.

1.59         “Record Date” shall mean the close of business on the date to be determined by the PDL Board of Directors as the record date for the Distribution.

1.60         “SEC” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

1.61         “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under security Laws.

1.62         “Selected Liabilities” shall have the meaning set forth in Section 2.5(b).

1.63         “Selected Liabilities Statement” shall have the meaning set forth in Section 2.5(d).

1.64         “Separation” shall have the meaning set forth in the recitals hereto.

1.65         “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user manuals and training materials related to any of the foregoing.

1.66         “Subsidiary” of a Person shall mean any firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, that is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.  For the sake of clarity, Facet shall not be considered a Subsidiary of PDL under this Agreement.

1.67         “Third Party” shall mean any Person other than PDL, any PDL Affiliate, Facet and any Facet Affiliate.

1.68         “Third-Party Claim” shall have the meaning set forth in Section 5.5(a).

1.69         “Trademarks” shall mean all trademarks, service marks, trade names, names, slogans, taglines, logos, design marks, trade dress, product designs, and product packaging, including all applications for and registrations of the foregoing, and including those at common law.

1.70         “Transfer” shall have the meaning set forth in Section 2.2(a).

Article II

The Separation

2.1           General.  Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause any respective Subsidiaries to use, their respective reasonable best efforts to consummate the transactions contemplated hereby.

2.2           Transfer of Facet Assets and Assumption of Facet Liabilities.  Subject to Sections 2.3, 2.4 and 2.5:

(a)           At the Effective Time, PDL shall, and hereby does, transfer, contribute, assign, and convey, or cause to be transferred, contributed, assigned, and conveyed, to Facet all of PDL’s right, title and interest in and to the Facet Assets (the “Transfer”).

(b)           At the Effective Time, Facet shall, and hereby does, accept the Transfer from PDL.

(c)           On or before the Distribution Date, PDL shall transfer the Facet Employees to Facet.

(d)           Except as otherwise specifically set forth in this Agreement or any Ancillary Agreement, at the Effective Time Facet shall, and hereby does, accept, assume or, as applicable, retain all the Facet Liabilities and shall after the Effective Time perform, discharge and fulfill, in accordance with their respective terms, all the Facet Liabilities, in each case, unless specified otherwise in the definition of Facet Liabilities, regardless of (i) when or where such Liabilities arose or arise, (ii) where or against whom such Liabilities are asserted or determined, (iii) which entity is named in any action associated with any Liability, and (iv) whether the facts on which they are based occurred prior to, on or after the Effective Time (the “Assumption”).  Notwithstanding the foregoing, Facet shall not assume any Liability attributable to the failure of PDL or its officers, directors, employees, agents or Affiliates to materially perform PDL’s obligations to Facet pursuant to this Agreement or the Ancillary Agreements.

(e)           If at any time, after the Effective Time, the Parties agree that PDL or its Subsidiaries possess any assets or liabilities related to the Facet Business, PDL shall as promptly as practicable transfer or cause to be transferred, at Facet’s expense, and Facet shall accept such transfer and/or assume, for no additional consideration, such Facet Asset and/or Liability, including any and all economic benefits generated from such Facet Asset and/or Liabilities after the Effective Time, to Facet.  Each such transferred asset or liability shall be deemed a Facet Asset or a Facet Liability, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(f)            If at any time, after the Effective Time, the Parties agree that Facet or its Subsidiaries possess any assets or liabilities solely related to the PDL Business, Facet shall as promptly as practicable transfer or cause to be transferred, at PDL’s expense, and PDL shall accept such transfer and/or assume, for no consideration, such PDL Asset and/or Liability, including any and all economic benefits generated from such PDL Asset and/or Liabilities after the Effective Time, to PDL.  Each such transferred asset or liability shall be deemed a PDL Asset or a PDL Liability, respectively, and shall be subject to the terms and conditions of this Agreement applicable thereto.

(g)           In furtherance of the Transfer and the assumption of the Facet Liabilities by Facet as set forth above, and simultaneously with the execution and delivery of this Agreement (i) PDL shall execute and deliver such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the Transfer, and (ii) Facet shall execute and deliver to PDL such bills of sale, stock powers, certificates of title, assumptions of contracts, indemnity agreements and other instruments of assumption as and to the extent necessary to evidence the valid and effective Assumption.

2.3          Governmental Approvals; Consents.

(a)           To the extent that the Transfer or the Assumption requires any Governmental Approvals, the Parties shall use reasonable best efforts to obtain any such Governmental Approvals.  If and to the extent that the Transfer or the Assumption would be a violation of applicable laws or require any Governmental Approval in connection with the Separation or the Distribution, then, unless PDL shall otherwise determine, the Transfer to or Assumption by Facet of such Facet Assets or Facet Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or the Assumption shall be null and void until such time as all legal impediments are removed and/or each of such Governmental Approval has been obtained.

(b)           The Parties shall use reasonable best efforts to obtain any Consents required in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing, no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

2.4          Deferred Transfers/Assumptions.

(a)           If the Transfer of any Facet Asset or Assumption intended to be Transferred and assumed hereunder is not consummated prior to or at the Effective Time, whether as a result of the provisions of Section 2.3 or for any other reason, then PDL shall thereafter hold such Facet Asset for the use and benefit of Facet if permitted by Law.

(b)           If and when the Consents and/or Governmental Approvals, or any other impediments to Transfer or Assumption, the absence of which caused the deferral of Transfer of any Facet Asset or Assumption pursuant to Section 2.3 or otherwise, are obtained or removed (as appropriate), the Transfer of the applicable Facet Asset or Assumption shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(c)           With respect to any Facet Asset retained by PDL due to the deferral of the Transfer of such Facet Asset, PDL shall take such actions with respect to such Facet Asset as may be reasonably requested by Facet.

(d)           If the Parties are unable to obtain, or to cause to be obtained, any such required Governmental Approvals, Consents, release, substitution or amendment pursuant to Section 2.3 or otherwise, PDL shall (i) continue to be bound by such Contract, license or other obligation, which shall not constitute a Liability of PDL (unless not permitted by Law or the terms thereof), (ii) as agent or subcontractor for Facet, pay, perform and discharge fully all the obligations or other Facet Liabilities thereunder after the Effective Time, and (iii) deliver to Facet any payments, benefits or other consideration received by PDL under such Contract, license or other obligation; provided, however, that PDL shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Time.  Facet shall have the right to direct PDL to exercise PDL’s rights under such Contract, license or other obligation for the benefit of Facet.  Facet shall fully indemnify PDL and its Affiliates, officers, directors, employees, agents and hold each of them harmless against any and all obligations or Facet Liabilities arising in connection therewith and also for any actions requested by Facet pursuant to Section 2.4(c), provided, however, that Facet shall have no obligation to indemnify PDL with respect to any matter to the extent that PDL has engaged in any violation of Law or fraud in connection therewith.  PDL shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Facet, all money, rights and other consideration received by it or any of its Subsidiaries in respect of such performance on behalf of Facet (unless any such consideration is an Excluded Asset of PDL pursuant to this Agreement).  If and when any such Governmental Approval, Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or capable of novation, PDL shall promptly assign, or cause to be assigned, all rights, obligations and other Facet Liabilities thereunder of PDL’s to Facet without payment of any further consideration and Facet, without the payment of any further consideration, shall assume such rights and obligations and other Facet Liabilities.

2.5          Calculation, Adjustment and Payment of Selected Liabilities.

(a)           “PDL Consolidated Balance Sheet” shall mean the unaudited consolidated balance sheet of PDL, dated as of the day immediately preceding the Distribution Date, prepared on a basis consistent with the basis on which the unaudited consolidated balance sheet included in PDL’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 and filed with the Securities and Exchange Commission on November 12, 2008 was prepared.  As soon as reasonably practicable after the Effective Time, the Parties shall coordinate in the preparation of the PDL Consolidated Balance Sheet.

(b)           “Selected Liabilities” shall mean certain current liabilities that are both recorded on the PDL Consolidated Balance Sheet in accordance with U.S. generally accepted accounting principals (“GAAP”) and unpaid as of the Effective Time, in the following categories: accrued vacation, accrued preclinical and clinical trial expenses, personnel-related restructuring accruals and accrued post-employment benefits.  For clarity, the Selected Liabilities shall be recorded on the Opening Facet Balance Sheet.

(c)           Payment of Current Liabilities.  PDL shall under the terms of each respective Contract remit payment to vendors for all current liabilities that are both recorded on the PDL Consolidated Balance Sheet in accordance with GAAP and unpaid as of the Effective Time, with the exception of (i) the Selected Liabilities and (ii) any deferred revenue and debt accounts that are recorded on the Opening Facet Balance Sheet.  Facet shall remit payment for the Selected Liabilities to the payees identified by PDL under the terms of each respective Contract.

(d)           Initial Selected Liabilities Statement and Post-Closing Cash.  Facet shall provide PDL in writing with its estimate for the amount of the Selected Liabilities within fifteen (15) business days after the Effective Time (the “Selected Liabilities Statement”).  PDL shall have ten (10) business days following the receipt of the Selected Liabilities Statement to review and analyze Facet’s calculation of the amount set forth in the Selected Liabilities Statement (the “Post-Closing Cash”) and PDL shall then pay to Facet any undisputed part of the Post-Closing Cash.  If PDL does not agree with Facet’s calculation of the Post-Closing Cash, the parties shall work in good faith to resolve the disagreement.  After resolution of such disagreement, any payments owing either to Facet as a result of such adjustment shall be made within five (5) business days after the agreement of the parties.

2.6           Termination of Agreements.  Except with respect to this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms), the Parties hereby terminate any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Effective Time; and each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

2.7           Disclaimer of Representations and Warranties.  THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE FACET ASSETS, FACET BUSINESS OR FACET LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY FACET ASSETS, FACET BUSINESS OR FACET

LIABILITIES OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY FACET ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH FACET ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND SO LONG AS THE TRANSFEROR IS IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT RELATING TO THE TRANSFER, THE TRANSFEREE SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT THE REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH.

Article III

The Distribution

3.1          The Distribution.

(a)           Subject to Section 3.3, on or prior to the Distribution Date, for the benefit of and distribution to the holders of PDL Common Stock on the Record Date, PDL will deliver stock certificates, endorsed by PDL in blank, to the distribution agent, BNY Mellon Shareowner Services (the “Agent”), representing all of the outstanding and issued shares of Facet Common Stock then owned by PDL.  PDL shall instruct the Agent to electronically distribute on the Distribution Date the appropriate number of such shares of Facet Common Stock to each such holder or designated transferee or transferees of such holder.

(b)           Subject to Section 3.4, each holder of PDL Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one (1) share of Facet Common Stock for every five (5) shares of PDL Common Stock.  No investment decision or action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Facet Common Stock.

(c)           Facet and PDL, as the case may be, will provide to the Agent any and all information required in order to complete the Distribution.

3.2          Actions in Connection with the Distribution.

(a)           Facet shall prepare and, in accordance with applicable Law, file with the SEC and cause to become effective the Form 10, including amendments, supplements, exhibits and any such other documentation which is necessary or desirable to effectuate the Separation and the Distribution, and PDL and Facet shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(b)           In connection with the Distribution, PDL and Facet shall prepare and mail to the holders of PDL Common Stock such information concerning Facet, the Facet Business, the Facet Assets, the Facet Liabilities, operations and management, the Distribution, the Separation and such other matters as PDL shall reasonably determine and as may be required by Law.

(c)           Facet shall also prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements.

(d)           PDL and Facet shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e)           PDL and Facet shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

(f)            Facet shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing on the Exchange of the Facet Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(g)           PDL shall give the Exchange not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(h)           PDL and Facet shall take all actions necessary to cause, immediately prior to the Distribution, the number of shares of Facet Common Stock issued and outstanding to be increased to equal the number of shares of Facet Common Stock to be distributed to holders of PDL Common Stock in accordance with this Agreement.

(i)            PDL and Facet shall cooperate to change the name, effective on or prior to the Distribution Date, of any entity that is part of (i) Facet and any of its Affiliates so that the words “PDL,” or derivations thereof are not included in any such name, and (ii) PDL and its Affiliates so that the word “Facet” or derivations thereof are not included in any such name.  Notwithstanding the foregoing, Facet may continue to operate PDL BioPharma France S.A.S. under that name during the period in which Facet winds down the activities of PDL BioPharma France S.A.S., such period not to exceed twelve (12) months after the Effective Time.

3.3           Conditions to Distribution.  Subject to Section 3.2, the following are conditions to the consummation of Distribution.  The conditions are for the sole benefit of PDL and shall not give rise to or create any duty on the part of PDL or the Board of Directors of PDL to waive or not waive any such condition:

(a)           The Form 10 shall have been declared effective by the SEC, with no stop order in effect with respect thereto;

(b)           All permits, registrations and consents required under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Separation and the Distribution shall have been obtained and be in full force and effect;

(c)           All material Government Approvals and other consents necessary to consummate the Separation and the Distribution shall have been obtained and be in full force and effect;

(d)           No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation and the Distribution shall be in effect and no other event outside the control of PDL shall have occurred or failed to occur that prevents the consummation of the Distribution;

(e)           The Board of Directors of PDL shall have authorized and approved the Distribution and not withdrawn such authorization and approval;

(f)            The Board of Directors of PDL shall have approved the basis of the determination of the Selected Liabilities and categories of assets and liabilities included in both the Opening Facet Balance Sheet and the PDL Consolidated Balance Sheet.

(g)           The Facet Common Stock to be delivered in the Distribution shall have been approved for listing on the Exchange;

(h)           PDL shall have completed the Transfer of Facet Assets and transfer of Facet Employees to Facet, and the Assumption of all the Facet Liabilities by Facet shall be completed;

(i)            All Ancillary Agreements shall have been entered into by the Parties and all other Parties thereto, as applicable, and shall remain in full force and effect; and

(j)            No other events or developments shall have occurred that, in the sole discretion of the Board of Directors of PDL, would result in the Distribution having a material adverse effect on PDL or on the stockholders of PDL or not being in the best interest of PDL and its stockholders.

3.4                                 Fractional Shares.  The Agent and PDL shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of Facet Common Stock allocable to each holder of record or beneficial owner of PDL Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Facet Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes.  The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer to which such fractional shares will be sold, provided that the designated broker-dealer is not an Affiliate of PDL or Facet.  Neither PDL nor Facet will pay any interest on the proceeds from the sale of fractional shares.

Article IV

Insurance

4.1                                 Policies and Rights Included Within the Facet Assets.  Without limiting the generality of the definition of the Facet Assets, the Facet Assets shall include (a) the Facet Policies and (b) any and all rights of an insured Party or its Affiliates under each of the PDL Pre-Distribution Policies, to the extent allowable under such Policies, including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, Liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any Party or any of its Affiliates in connection with the Facet Business (provided PDL shall have equal rights with respect to indemnity and the right to be defended to the extent practical and appropriate) and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the PDL Pre-Distribution Policies; provided, however, that nothing in this Section 4.1 shall be deemed to constitute (or to reflect) the assignment of the PDL Pre-Distribution Policies, or any of them, to Facet.

4.2                                 Post-Effective Time Claims.

(a)                                  If, subsequent to the Effective Time, any Person shall assert a claim against Facet or its Affiliates with respect to any injury, loss, Liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time, including claims related to the Facet Business, or in connection with the Distribution, and such injury, loss, Liability, damage or expense may have or has arisen out of insured or insurable occurrences, claims or events under one or more of the PDL Pre-Distribution Policies, PDL shall at the time such claim is asserted (except to the extent inconsistent with Section 4.1 and to the extent allowable under the PDL Pre-Distribution Policies) be deemed to assign, without need of further documentation, to Facet or its Affiliates, any and all rights of an insured party under the applicable PDL Pre-Distribution Policy with respect to such asserted claim, including rights of indemnity and the right to be defended by or at the expense of the insurer; provided, however, that nothing in this Section 4.2 shall be deemed to constitute (or to reflect) the assignment of the PDL Pre-Distribution Policies, or any of them, to Facet.

(b)                                 In the event that any PDL Pre-Distribution Policy does not allow such assignment of a claim to Facet or its Affiliates, at Facet’s sole option, cost and expense, claims for coverage of insured Facet Liabilities shall be tendered by PDL as necessary to invoke the benefit of the PDL Pre-Distribution Policies.  If such insurers do not promptly acknowledge insurance coverage in connection with such insured Facet Liabilities, then, with respect to such insured Facet Liabilities, Facet, on an as-incurred basis (i) shall advance all amounts expended by PDL, incurred at the request of Facet, for or with respect to such insured Facet Liabilities, including all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Liabilities required to be paid by PDL or its Subsidiaries, and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the insured Facet Liabilities, but only to the extent so requested by Facet, which shall be entitled to direct such recovery efforts.  Any payments made to PDL or its Subsidiaries by Facet or the Facet Subsidiaries on account of such insured Facet Liabilities shall be deemed to be advances pursuant to this Section 4.2.  Facet and the Facet Subsidiaries shall have the right to recover any advances made pursuant to Section 4.3 from PDL and its Subsidiaries, and PDL and its Subsidiaries shall have the obligation promptly to reimburse Facet and the Facet Subsidiaries for such advances, solely from the Insurance Proceeds of the PDL Pre-Distribution Policies that cover such insured Facet Liabilities and that are received by PDL or its Subsidiaries.  PDL and its Subsidiaries (i) shall, at all times until paid to Facet, hold Insurance Proceeds received for or with respect to insured Facet Liabilities in trust for the benefit of Facet; and (ii) shall promptly remit such Insurance Proceeds to Facet.

4.3                                 PDL Policies.  PDL shall, to the extent that the PDL Policies cover the Facet Liabilities, after discussion with Facet, either (a) maintain the PDL Policies, (b) buy replacement insurance, or (c) purchase an extended reporting period endorsement for the PDL Policies.  In each of (a), (b) and (c), such coverage shall be at the expense of Facet and be of a type and with a limit and terms and conditions similar to those in force under the PDL Policies as of the Effective Time and shall be maintained for a minimum of six (6) years after the Effective Time.

Article V

Releases And Indemnification

5.1                                 Release of Pre-Distribution Claims.

(a)                                  Except as otherwise provided in this Agreement or any Ancillary Agreement, Facet, together with its Subsidiaries, executors, administrators, successors and assigns, does hereby, effective as of the Effective Time, remise, release and forever discharge PDL, its respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of PDL or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from all Liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time.

(b)                                 Except as otherwise provided in this Agreement or any Ancillary Agreement, PDL, together with its respective Subsidiaries, executors, administrators, successors and assigns, does hereby, effective as of the Effective Time, remise, release and forever discharge Facet, its respective Affiliates and all Persons who at any time prior to the Effective Time were stockholders, directors, officers, agents or employees of Facet or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from all Liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time.

(c)                                  Nothing contained in Section 5.1(a) and Section 5.1(b) shall impair or otherwise affect any right of any Party to enforce this Agreement or any Ancillary Agreement.  In addition, nothing contained in Section 5.1(a) and Section 5.1(b) shall release any Party from:

(i)                                     any Liability assumed by, or transferred, or assigned or allocated to, a Party or its respective Affiliates pursuant to or contemplated by this Agreement or any Ancillary Agreement;

(ii)                                  any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Affiliates), on the one hand, and the other Party (and/or a member of such Party’s Affiliates), on the other hand; and

(iii)                               any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a Third Party, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements.

(d)                                 Each Party shall not, and shall not permit any of its Subsidiaries to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against the other Party or any member of the other Party’s Affiliates, or any other Person released pursuant to Section 5.1(a) and Section 5.1(b), with respect to any and all Liabilities released pursuant to Section 5.1(a) and Section 5.1(b).  If a Party breaches this Section 5.1(d), such breaching Party shall be liable for all related expenses, including court costs, attorneys’ fees, and all other legal expenses of the other Party.

(e)                                  It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Time, whether known or unknown, between one Party (and/or any Affiliate of such Party) and the other Party (and/or a member of such other Party) (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Time), except as otherwise set forth in this Section 5.1.

(f)                                    If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this Article V.

(g)                                 At any time, at the request of a Party, each Party shall, and to the extent practicable, cause each other Person on whose behalf it released Liabilities pursuant to this Section 5.1, to execute and deliver releases reflecting the provisions hereof.

5.2                                 Indemnification by Facet.  Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Effective Time, Facet shall indemnify, defend and hold harmless PDL and its Affiliates and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of PDL or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (collectively, the “PDL Indemnitees”), from and against any and all Liabilities and related losses of the PDL Indemnitees relating to, arising out of or resulting from any of the following:

(a)                                  The failure of Facet, and its Affiliates or any other Person to pay, perform or otherwise promptly discharge after the Effective Time any Facet Liabilities in accordance with their respective terms;

(b)                                 The Facet Liabilities (including any subsequently identified Facet Liabilities under Section 2.2(e));

(c)                                  Any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Form 10, resulting in a misleading statement, with respect to all information contained in the Form 10; and

(d)                                 Any breach by Facet of this Agreement or any of the Ancillary Agreements.

5.3                                 Indemnification by PDL.  Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Effective Time, PDL shall indemnify, defend and hold harmless Facet, and its Affiliates and all Persons who are directors, officers, agents or employees of Facet or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns (collectively, the “Facet Indemnitees”), from and against any and all Liabilities and related losses of the Facet Indemnitees relating to, arising out of or resulting from any of the following items:

(a)                                  The failure of PDL, its Affiliates or any other Person to pay, perform or otherwise promptly discharge after the Effective Time any Excluded Liabilities;

(b)                                 The Excluded Liabilities; and

(c)                                  Any breach by PDL of this Agreement or any of the Ancillary Agreements.

5.4                                 Reduction for Insurance Proceeds and Other Recoveries.

(a)                                  The amount that any Party is required to provide indemnification (the “Indemnifying Party”) to or on behalf of the Party entitled to such indemnification (the “Indemnitee”) pursuant to this Article V, shall be reduced (retroactively or prospectively) by Insurance Proceeds or other amounts actually recovered from Third Parties on behalf of such Indemnitee in respect of the Liability or related loss.  If an Indemnitee receives a payment as required by this Agreement from an Indemnifying Party in respect of any Liability or related loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds in respect of such Liability or related loss, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of the Indemnifying Party (or Indemnifying Parties) and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such Insurance Proceeds received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such indemnifiable loss of such Insurance Proceeds.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.  Notwithstanding the foregoing, each Party shall be required to use reasonable best efforts to collect or recover any available Insurance Proceeds.

5.5                                 Procedures For Indemnification of Third-Party Claims.

(a)                                  If an Indemnitee shall receive notice or otherwise learn of the assertion by a Third Party (including any Governmental entity) of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee, such Indemnitee shall give such Indemnifying Party and each Party to this Agreement, written notice thereof as soon as reasonably practicable, but no later than thirty (30) days after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail.  If any Party shall receive notice or otherwise learn of the assertion of a Third-Party Claim which may reasonably be determined to be a Liability of the Parties, such Party shall give the other Party to this Agreement written notice thereof within thirty (30) days after becoming aware of such Third-Party Claim.  Any such notice shall describe the Third-Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Party to give notice as provided in this Section 5.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees’ reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.  Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee.

(c)                                  With respect to any Third-Party Claim, the Indemnifying Party and Indemnitees agree, and shall cause their respective counsel (if applicable), to cooperate fully (in a manner that will preserve all attorney-client privilege or other privileges) to mitigate any such claim and minimize the defense costs associated therewith.

(d)                                 If an Indemnifying Party fails to assume the defense of a Third-Party Claim within thirty (30) days after receipt of written notice of such claim, the Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section 5.5; provided, however, that such Third-Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.  If the Indemnitee assumes the defense of any Third-Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third-Party Claim.  In no event shall an Indemnifying

Party be liable for any settlement effected without its consent, which consent will not be unreasonably withheld, delayed or conditioned.

5.6                                 Additional Matters.

(a)                                  Any claim on account of a Liability which does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such sixty (60) day period, such Indemnifying Party shall be deemed to have accepted responsibility to make payment.  If such Indemnifying Party rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

(b)                                 In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other in-house personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                                  In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, and add the Indemnifying Party as a named defendant if at all practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section and subject to Section 5.5 with respect to Liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts’ fees and all other external expenses, and the allocated costs of in- house counsel and other in-house personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

5.7                                 Survival of Indemnities.  The rights and obligations of each Party and their respective Indemnitees under this Article V shall survive the sale or other transfer by any Party or its Affiliates of any assets or businesses or the assignment by it of any and all Liabilities.

Article VI

Certain Covenants And Other Agreements Of The Parties

6.1                                 Restriction on Employee Solicitation and Hiring.  Following the transfer of the Facet Employees from PDL to Facet pursuant to this Agreement, none of PDL or Facet or their respective Subsidiaries from the Distribution Date through and including the one (1) year anniversary of the Distribution Date, without prior written consent of the applicable Party, may solicit, aid, encourage or induce any employee to terminate or breach an employment, contractual or other relationship with the other Party (or its Affiliates), hire or otherwise employ any employee of the other Party; provided, however, that nothing in this Section 6.1 shall be deemed to prohibit any hiring resulting from a general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party; provided, further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

6.2                                 Legal Names.  As soon as reasonably practicable and in any event within one hundred eighty (180) days after the Distribution Date, each Party shall (i) cease to make any use of the other Party’s respective name and any Trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the “Marks”), (ii) take all steps necessary, and fully cooperate with the other Party and its Affiliates, to remove the Marks from any corporate, trade, and assumed names and cancel any recordation of such names with any Governmental entity, and change any corporate, trade, and assumed name that uses the Marks to a name that does not include the Marks or any variation, derivation, or colorable imitation thereof, and (iii) remove, strike over or otherwise obliterate all Marks from (or otherwise not use) in all materials owned by each Party and its Affiliates, including without limitation, any business cards, stationary, packaging materials, displays, signs, promotional and advertising materials, and other materials or media including any internet usage or domain names that include the Marks.

6.3                                 Preparation of Opening Facet Balance Sheet.  As soon as practicable after the Distribution Date, the Parties shall cooperate in the preparation of the Opening Facet Balance Sheet, prepared on the same basis as the unaudited pro forma condensed combined balance sheet of Facet, dated as of September 30, 2008, included in the Form 10.

6.4                                 Amendment of Patent Licensing Master Agreements.  The Parties shall cooperate and shall each use commercially reasonable efforts to:

(a)                                  amend and restate the Patent Licensing Master Agreement between PDL and Genentech, Inc. (“Genentech”), dated September 25, 1998, as amended (the “Genentech PLMA”), and cause Facet to become a party to an agreement with Genentech that will allow Facet to obtain licenses to the GNE Licensed Patents (as that term is defined in the Genentech PLMA) on the same terms and conditions provided to PDL under the Genentech PLMA; and

(b)                                 amend and restate the Patent Licensing Master Agreement between PDL and Celltech Therapeutics Limited (now UCB Celltech, “Celltech”), dated December 23, 1999 (the “Celltech PLMA”), and cause Facet to become a party to an agreement with Celltech that will allow Facet to obtain licenses to the Celltech Licensed Patents (as that term is defined in the Celltech PLMA) on the same terms and conditions provided to PDL under the Celltech PLMA.

6.5        Payment of Accrued Merit Bonuses.  Facet shall recommend the amount, if any, of the merit bonus with respect to 2008 service to PDL prior to the Effective Time (a “2008 Merit Bonus”) earned by each Facet Employee and each PDL employee whose employment PDL terminated after July 1, 2008 but before the Effective Time because PDL eliminated such employee’s employment position in connection with a reduction in force (each such terminated employee, a “Terminated Transition Employee”), which recommendation shall be made in a manner consistent with the terms of PDL's 2008 Bonus Program and PDL's past practices.  On or before January 31, 2009, Facet shall deliver to PDL the list of Facet Employees and Terminated Transition Employees who have earned a 2008 Merit Bonus, along with any supporting documentation requested by PDL, which list shall set forth opposite each such person's name the amount of the 2008 Merit Bonus recommended for each such Facet Employee or Terminated Transition Employee (the “Merit Bonus List”).  PDL will review the Merit Bonus List promptly, consider the recommendations of Facet and prior to February 15, 2009, PDL shall pay to each Facet Employee and each Terminated Transition Employee listed on the Merit Bonus List such 2008 Merit Bonus as PDL deems appropriate; provided, however, that the aggregate amount of such 2008 Merit Bonuses which PDL shall pay to all Facet Employees and Terminated Transition Employees shall be Six Million Six Hundred Seventy-Five Thousand Eight Hundred Twenty-Eight Dollars ($6,675,828).

Article VII

Confidentiality

7.1                                 Confidentiality.

(a)                                  Notwithstanding any termination of this Agreement and subject to Section 7.2, for a period of seven (7) years after the Distribution Date, each Party agrees to hold, and to cause its respective Subsidiaries, directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, and undertake all reasonable precautions to safeguard and protect the confidentiality of, all Information concerning the other Party that is in its possession after the Distribution Date or furnished by the other Party or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party, their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) lawfully acquired from other sources, which are not bound by a confidentiality obligation, by such Party or their respective Subsidiaries, or (iii) independently generated without reference to any proprietary or confidential Information of the other Party.

(b)                                 Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information and who are informed and advised that the Information is confidential and subject to the obligations hereunder, except in compliance with Section 7.2.  Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either (i) destroy all copies of the Information in such Party’s possession, custody or control (including any that may be stored in any computer, word processor, or similar device, to the extent not commercially impractical to destroy such copies) including any copies, summaries, analyses, compilations, reports, extracts or other reproductions, in whole or in part, of such written, electronic or other tangible material or any other materials in written, electronic or other tangible format based on, reflecting or containing Information prepared by such Party, and/or (ii) return to the requesting Party, at the expense of the requesting Party, all copies of the Information furnished to such Party by or on behalf of the requesting Party.  Notwithstanding the foregoing, each Party may maintain the confidential Information of the other Party that is contained in such Party’s electronic back-up files that are created in the normal course of business pursuant to such Party’s standard protocol for preserving its electronic records.

7.2                                 Protective Arrangements.  In the event that either Party or their respective Affiliates, either (i) determines after consultation with counsel, in the opinion of such counsel that it is required by law to disclose any Information, or (ii) receives any demand under lawful process or from any Governmental entity to disclose or provide Information of the other Party or their respective Subsidiaries that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party (and to the extent legally permissible) in seeking any reasonable protective arrangements requested by such other Party.  Subject to the foregoing, the Party that received such request may thereafter (i) furnish only that portion of the Confidential Information that is legally required, (ii) give notice to the other Party of the Information to be disclosed as far in advance as is practical, and (iii) exercise reasonable best efforts to obtain reliable assurance that the confidential nature of such Information shall be maintained.

Article VIII

Access To Information And Services

8.1                                 Provision of Books and Records.

(a)                                  Except as otherwise provided in any Ancillary Agreement, as soon as practicable after the Distribution Date, PDL and Facet shall cooperate to provide that originals of Facet Books and Records (including all documents and electronically stored information except e-mails or other electronic correspondence not readily available in hard copy) which solely relate to Facet or the conduct of the Facet Business, as the case may be, up to the Effective Time, are in the possession or control of Facet or a Facet Subsidiary.

(b)                                 With respect to Facet Books and Records (including e-mails and other electronic correspondence not readily available in hard copy) that relate to both the Facet Business and the PDL Business (the “Combined Books and Records”), (i) the Parties shall use good faith efforts to divide as soon as practicable but no later than six (6) months following the Distribution Date such Combined Books and Records into the books and records which solely relate to PDL or the conduct of the PDL Business and those that relate solely to Facet and the Facet Business, as the case may be, up to the Effective Time, as appropriate, and (ii) to the extent such Combined Books and Records are not so divided, each Party shall keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof and of any Ancillary Agreement.

8.2                                 Access to Information.  Except as otherwise provided in any Ancillary Agreement, after the Distribution Date, each Party shall provide the other Party and such other Party’s authorized accountants, counsel and other designated representatives reasonable access and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and Information relating to pre-Distribution operations of the Facet Business or PDL Business, as applicable, or within such Party’s possession or control or such other Information reasonably necessary for the preparation, review or auditing for spin-out financials for such other Party (including using reasonable best efforts to give access to Persons or firms possessing Information) insofar as such access is reasonably required by such other Party for the conduct of the Facet Business or PDL Business, as applicable, subject to appropriate restrictions for classified or privileged information.

8.3                                 Production of Witnesses.  At all times after the Effective Time, each of Facet and PDL shall use reasonable best efforts to make available to the other, upon prior written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that such Persons may reasonably be required in connection with any Action.

8.4                                 Privileged Matters.  To allocate the interests of each Party with respect to privileged information, the Parties agree as follows:

(a)                                  PDL shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the PDL Business, whether or not the privileged information is in the possession of or under the control of PDL or Facet.  PDL shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Liabilities of PDL and its Affiliates and all Persons who at any time prior to or as of the Effective Time were directors, officers, agents or employees of PDL or any of its Affiliates (in each case, in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by PDL, whether or not the privileged information is in the possession of or under the control of PDL or Facet.

(b)           Facet shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Facet Business, whether or not the privileged information is in the possession of or under the control of PDL or Facet.  Facet shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting Facet Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by Facet, whether or not the privileged information is in the possession of Facet or under the control of PDL or Facet.

(c)           PDL and Facet agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions of this Section 8.4, with respect to all privileges not allocated pursuant to the terms of Sections 8.4(a) and (b).  All privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both PDL and Facet in respect of which PDL and Facet retain any responsibility or liability under this Agreement shall be subject to a shared privilege.

(d)           No Party may waive any privilege which could be asserted under any applicable law, if the other Party has a shared privilege, without the consent of the other Party, except to the extent reasonably required in connection with any litigation with Third Parties or as provided in Section 8.4(e).  Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e)           In the event of any litigation or dispute between the Parties and any of its Affiliates, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the Parties and any of its Affiliates, and shall not operate as a waiver of the shared privilege with respect to Third Parties.

(f)            If a dispute arises between the Parties regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party.  Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)           Upon receipt by any Party of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Information and to assert any rights it may have under this Section 8.4 or otherwise to prevent the production or disclosure of such privileged information.

(h)           The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of PDL and Facet, as set forth in this Section 8.4 and elsewhere in this Agreement, to maintain the confidentiality of privileged information and to assert and maintain applicable privileges.  The access to Information being granted pursuant to Sections 8.1 and 8.2, the agreement to provide witnesses and individuals pursuant to Section 8.3 and the transfer of privileged information between the Parties pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Article IX

Dispute Resolution

9.1           Disputes and Negotiation.  PDL and Facet recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and the Ancillary Agreements which relate to either Party’s rights and obligations hereunder or thereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement and the Ancillary Agreements in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article IX if and when a dispute arises under this Agreement or the Ancillary Agreements.  In the event of a dispute between the Parties, a designated representative of each of PDL and Facet will meet as reasonably requested by either Party to review any such dispute.  If the disagreement is not resolved by the designated representatives by mutual agreement within thirty (30) days after a meeting to discuss the disagreement, either Party may at any time thereafter provide the other Party written notice specifying the terms of such disagreement in reasonable detail.  Upon receipt of such notice, the chief executive officers of PDL and Facet shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement.  The chief executive officers of PDL and Facet will discuss such disagreement and/or negotiate for a period of up to sixty (60) days in an effort to resolve such disagreement or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement or the Ancillary Agreements mutually agreeable to both Parties, without the necessity of formal procedures relating thereto.  During the course of such negotiations, the Parties will reasonably cooperate and provide information that is not materially confidential in order that each of the Parties may be fully informed with respect to the issues in dispute.  The institution of a formal proceeding, including arbitration under Section 9.2, to resolve the disagreement may occur by written notice to the other Party only after the earlier of: (i) the chief executive officers of PDL and Facet mutually agreeing that resolution of the disagreement through continued negotiation is not likely to occur; or (ii) the expiration of the sixty (60) day negotiation period.

9.2           Dispute Resolution and Arbitration.  Except as provided in the Non-Exclusive Cross-License Agreement for any disputes concerning Intellectual Property,

disputes arising out of, relating to or in connection with this Agreement or the Ancillary Agreements, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”).  Upon receipt of written notice by one Party to the other of the existence of a dispute, the Parties shall, within thirty (30) days conduct a meeting of one or more senior executives of each Party, with full settlement authority, in an attempt to resolve the dispute.  Each Party shall make available appropriate personnel to meet and confer with the other Party reasonably within the thirty-day period.  Upon the expiration of the thirty-day period, or upon the termination of discussions between the senior executives, either Party may elect arbitration of any dispute by written notice to the other (the “Arbitration Notice”).  The arbitration shall be held in San Francisco, California before one (1) arbitrator from JAMS having substantial experience as a jurist and mediator with significant disputes in the biotechnology and/or pharmaceuticals industry selected by the mutual agreement of the Facet and the PDL; provided, however, that if such parties cannot agree on an arbitrator within thirty (30) days of the Arbitration Notice, either Party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the JAMS rules; provided, however, that the arbitrator selected by JAMS shall be a former judge with at least fifteen (15) years experience addressing as a jurist and/or mediator significant disputes in the biotechnology and/or pharmaceutical industry.  The arbitration shall be administered by JAMS pursuant to its AAA Rules.  Judgment on the arbitration award may be entered in any court having jurisdiction.  The arbitrator may, in the arbitration award, allocate for payment by the non-prevailing party all or part of the costs of the arbitration, including fees of the arbitrator and the reasonable attorneys’ fees and costs incurred by the prevailing party.  This Section shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  In respect of any actions for injunctive or other equitable relief hereunder, any action or proceeding may be brought against any Party in the state and federal courts located in the county of San Mateo, California and each of the parties consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

Article X

Further Assurances

10.1         Further Assurances.

(a)           In addition to and without limiting the actions specifically provided in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)           Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Facet Assets and the assignment and assumption of the Facet Liabilities and the other transactions contemplated hereby and thereby.

Article XI

Termination

11.1         Termination.  Notwithstanding anything to the contrary herein, this Agreement (including Article V (Indemnification)) may be terminated and the Separation and Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of PDL without the approval of Facet or the stockholders of PDL.    In the event of such termination, no Party shall have any Liability to the other Party or any other Person.  After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each Party.

Article XII

Miscellaneous

12.1         Governing Law; Jurisdiction.  This Agreement shall be deemed to have been made in the State of Delaware and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

12.2         Assignability.  The provisions of this Agreement, each Ancillary Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, however, that a Party may assign this Agreement to an Affiliate controlled by such Party or in connection with a merger transaction in which such Party is not the surviving entity or in connection with the sale or other transfer by such Party of all or substantially all of its assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

12.3         Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any PDL Indemnitee or Facet Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no Third Party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

12.4         Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth below (or at such other addresses as shall be specified by notice given in accordance with this Section):

If to PDL, to:	PDL BioPharma, Inc.
Attention: General Counsel
932 Southwood Boulevard
Incline Village, NV 89451
Facsimile: 775-832-8501

with a copy to:	Shearman & Sterling LLP
(not to constitute notice)	Attention: Peter Lyons
599 Lexington Avenue
New York, NY 10022
Facsimile: 212-848-7179

If to Facet, to:	Facet Biotech Corporation
Attention: General Counsel
1400 Seaport Boulevard
Redwood City, CA 94063
Facsimile: 650-454-1468

with a copy to:	DLA Piper LLP (US)
(not to constitute notice)	Attention: Howard Clowes
153 Townsend Street, Suite 800
San Francisco, CA 94107-1957
Facsimile: 415- 659-7410

12.5         Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

12.6         Expenses.  Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Separation or the Distribution is consummated, all Third Party fees, costs and expenses paid or incurred in connection with the Separation and Distribution shall be paid by PDL but only to the extent such fees arise or were paid or incurred prior to the Effective Time.

12.7         Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, all covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

12.8         Waivers of Default.  The failure of either Party to require strict performance by the other Party of any provision in this Agreement or any Ancillary Agreement will not waive or diminish such Party’s right to demand strict performance thereafter of that or any other provision hereof.

12.9         Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms.  Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article IX, (b) provisional or temporary injunctive relief in accordance therewith in the District of Delaware, and (iii) enforcement of any such award of an arbitral tribunal in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

12.10       Amendments.  This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

12.11       Schedules.  All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

12.12       Construction.

(a)           This Agreement has been prepared jointly and shall not be strictly construed against either Party.

(b)           For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)           Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Attachments” are intended to refer to Articles and Sections of , and Exhibits and Attachments, to this Agreement.

(d)           The words “include” and “including,” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.13       Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.  Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the day and year first above written.

PDL BioPharma, Inc.,
a Delaware corporation

By:	/s/ John P. McLaughlin
Name:	John P. McLaughlin
Title:	Senior Advisor

By:	/s/ Andrew Guggenhime
Name:	Andrew Guggenhime
Title:	Senior Vice President and
Chief Financial Officer

Facet Biotech Corporation,
a Delaware corporation

By:	/s/ Faheem Hasnain
Name:	Faheem Hasnain
Title:	President and Chief Executive Officer

SEPARATION AND DISTRIBUTION AGREEMENT

SIGNATURE PAGE